EXHIBIT 99.1

            Southwest Water Acquires Mississippi Utility

    LOS ANGELES--(BUSINESS WIRE)--March 1, 2007--Southwest Water Company (NASDAQ:SWWC) today announced that it has purchased North Mississippi Utility Co., Inc. which is comprised of five water and wastewater systems that serve approximately 800 residents in Desoto County, a growing area just south of Memphis.

    "This transaction augments our existing contract services operations in northern Mississippi and dovetails with our strategy of expanding into geographic markets with high population growth rates," said Mark A. Swatek, chief executive officer and chairman of Southwest Water. "Our contract services division continues to complement the utilities side of our business by, among other things, serving as an excellent catalyst with regard to acquisition opportunities."

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's website: www.swwc.com.

    CONTACT: Southwest Water Company
             DeLise Keim, Director of Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com